Exhibit 99.2

                       Project Sagitario | December, 2010

      LLX Sudeste Port Acquisition -- Overview of MMX's Royalty Securities
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IMPORTANT NOTICE

The proposed exchange offer is made for the securities of a Brazilian company.
The offer is subject to disclosure requirements of Brazil that are different from those of the United States and other international jurisdictions.
Financial statements included or incorporated by reference in any offering document will be prepared in accordance with Brazilian accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in
Brazil, and all of its officers and directors are residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a
Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a
U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the securities being offered in the exchange offer or possess or distribute this document, and must obtain any consent, approval or permission required for your purchase, offer or sale of these securities under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales, and neither PortX Operacoes Portuarias S.A. or MMX Minera[][]o e Met[]licos
S.A. will have responsibility therefor.

This document is not an offer to sell any securities and it is not soliciting an offer to buy any securities in any jurisdiction where the offer or sale is not permitted.
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MMX -- SK Networks Transaction
Overview
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Main steps
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[]   MMX S. A. ("MMX"), LLX Sudeste Operacoes Portuarias Ltda. ("LLX Sudeste",
     Centennial Asset Participacoes Sudeste S. A. ("Centennial")) and Eike
     Batista (their "Controlling Shareholder") entered into an agreement
     ("Agreement") with SK Networks Co. Ltd. ("SK Networks" ) which set forth the main terms and conditions of a transaction ("Transaction") currently in progress

[]   The capital stock of MMX may be increased by up to US$2.2 billion, at a price per share of R$13.963 ("Subscription Price")

[]   LLX Sudeste was spun off from LLX Logistica S. A. and contributed to
     Centennial. As a result of the partial spin-off, the shareholders of LLX
     Logistica S.A. received new shares issued by Centennial -- equivalent to
     70% of its capital stock. Centennial changed its corporate name to PortX
     Operacoes Portuarias S. A. ("PortX") and became the owner of 100% of LLX
     Sudeste

[]   MMX will acquire up to 100% of PortX through a voluntary exchange tender offer ("VTO") for approximately US$2.2 billion

     []   US$1,796 million in Titulos de Remuneracao Variavel Baseada em
          Royalties ("Titulos ") or Royalty Securities

     []   US$441 million in new common shares issued by MMX at the Subscription
          Price or in cash

(1) As of November 29, 2010. Does not consider possible subscription of additional US$1,110.8 million in shares.
(2) Assumes 100% subscription in VTO. Controlling Shareholder will be paid in a combination of Royalties and shares of MMX.

Final transaction structure
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MMX Titulos / Royalty Securities
Overview
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Voluntary Exchange Tender Offer ("VTO")
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(1)  As of November 29, 2010. Does not consider possible subscription of additional US$1,110.8 million in shares.
(2)  Includes EBX and Centennial's stakes in LLX Sudeste.
(3)  The maturity events include: (i) petition in bankruptcy not discharged within the legal period, bankrupt, adjudication, judicial or extrajudicial recovery or any other similar proceedings created by the law, involving
     MMX; (ii) failure by MMX to comply with its obligation to pay Royalties owed on the respective due date thereof which remains uncured a one-year period after the respective Royalties payment date; (iii) winding up, dissolution or termination of the Company; (iv) transformation of MMX into a limited liability company, pursuant to Articles 220-222 of the Brazilian
     Corporations Law and; (v) the delisting of MMX.

Security key features
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[]   The Titulos / Royalty Securities will grant their holders beginning on (i)
     the first date of full operation of the Sudeste Port, or (ii) January 1st,
     2013, whichever first occurs, a remuneration ("Royalties"

[]   Trading: MMX will list the Titulos at the main floor of BM-and-FBOVESPA.
     The Royalty Securities will be traded at OTC market outside of Brazil

[]   Use of proceeds: The Titulos and Royalty Securities will be distributed solely to PortX's shareholders in connection with the VTO in exchange for
     LLX Sudeste shares. The subscription and payment of the Titulos will not entail inflow of financial resources into MMX

[]   Face value: The face value per Titulo / Royalty Security will be equivalent to the percentage of PortX's book value that is delivered against the
     Titulos (80.28%)

[]   Guarantees: The Titulos / Royalty Securities will be unsecured unsubordinated securities, ranking at least pari passu with other unsecured and unsubordinated indebtedness of MMX

[]   Term: The Titulos / Royalty Securities will be perpetual, to be repaid exclusively in the events of maturity provided in the indentures

[]   Maturity: On the occurrence of an event of maturity, MMX will pay the holders of Titulos or Royalty Securities a price equivalent to the economic value of the securities, which will be determined based on reports to be prepared by independent experts (1)
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Royalties
Overview
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Royalties payment
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[]   The Titulos / Royalty Securities will grant their holders beginning on (i)
     the first date of full operation of the Sudeste Port, or (ii) January 1st,
     2013, whichever first occurs, a remuneration ("Royalties") which will consist of quarterly payments made from MMX's gross profits (lucro bruto)
     as reported in its quarterly financial statements

[]   Royalties are cumulative, that is, if in a given quarter MMX's gross income is insufficient to pay the Royalties, the amounts will be carried forward to the immediately subsequent quarter

[]   The Royalties will be calculated based on:

     []   (i) For iron ore loads: US$5.00, escalated annually by the variation of the U.S. Producer Price Index, per ton of iron ore loaded at the
          LLX Sudeste Port ("Iron Ore Per-Ton Amount"

     []   (ii) For other loads: the Royalties will be calculated based on the
          Load Margin (1), up to US$ 5.00, (which amount will be restated
          annually to the U. S. Producer Price Index) ("Other Cargo Per-Ton
          Amount")

(1) "Load Margin" means, in relation to any load other than iron ore, the difference between the per-ton "cash cost" of transportation and the per-ton amount effectively charged by Sudeste port for the shipment.
(2) The Take-or-Pay Tonnage of MMX contracted with Sudeste Port as of this date is as follows: for 2013, 10.4 million tons; for 2014, 25.5 million tons; and
from 2015 to and including 2033, 27.2 million tons annually.

Calculation of payment
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[]   Royalties will be measured at year end, to pay the higher of the actual tons of shipments carried out in LLX Sudeste Port or the MMX Iron ore off-take agreements. The formula below provides for this effect:

[] 1st, 2nd and 3rd quarters Royalties:
R = TM x VpT
where:
R = Royalties in the 1st, 2nd, and 3rd quarters
TM = Measured Tonnage in the 1st, 2nd, and 3rd quarters
VpT = Iron Ore Per-Ton Amount or Other Cargo Per-Ton Amount,
as applicable

[] 4th quarter Royalties:
R = [TM4Q + (TToP -- TM)] x VpT
Provided that (TToP -- TM) > 0, where:
R = Royalties in the 4th quarter
TM4Q = Average Tonnage in the 4th quarter
TToP = annual Take-or-Pay Tonnage (2)
TM = annual Measured Tonnage
VpT = Iron Ore Per-Ton Amount or Other Cargo Per-Ton Amount,
as applicable
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